                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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  FORM 4                                                    OMB APPROVAL
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[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  September 30, 1998
    or Form 5 obligations may                      Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*

Grand-Clement                      Jean-Luc
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  (Last)                             (First)                         (Middle)

c/o Pixtech, Inc.
Avenue Perroy
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                                    (Street)

13790 Rousset                      France
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

               PixTech, Inc. ("PIXT")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

            December 1997
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                      President, Chief Executive Officer
                           and Chairman of the Board
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7. Individual or Joint/Group Filing (Check Applicable Line)
    X  Form filed by One Reporting Person
   ---
       Form Filed by More than One Reporting Person
   ---
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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security     2. Trans-   3. Trans-      4. Securities Acquired (A)        5. Amount of    6. Ownership  7. Nature
   (Instr. 3)               action      action         or Disposed of (D)                Securities      Form:         of Indirect
                            Date        Code                                             Beneficially    Direct        Beneficial
                                       (Instr. 8)      (Instr. 3, 4 and 5)               Owned at       (D) or         Ownership
                           (Month/   ------------   --------------------------           End of Month    Indirect     (Instr. 4)
                            Day/      Code    V      Amount   (A) or    Price           (Instr. 3       (I)
                            Year)                             (D)                         and 4)        (Instr. 4)
---------------------    ----------  ------  ----   --------  ------    ------         -------------- ------------  -------------

Common Stock              12/12/97    P              5,000      A       $2.625/share       -             D
---------------------    ----------  ------  ----   --------  ------    ------------  -------------- ------------  -------------
Common Stock              12/15/97    P              5,000      A       $2.375/share     71,106          D
---------------------    ----------  ------  ----   --------  ------    ------------  -------------- ------------  -------------
Common Stock                                                                             53,606          I         By spouse
---------------------    ----------  ------  ----   --------  ------    ------------  -------------- ------------  -------------

---------------------    ----------  ------  ----   --------  ------    ------------  -------------- ------------  -------------

---------------------    ----------  ------  ----   --------  ------    ------------  -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
                                                                          (over)
                                                                  SEC 1474(7/96)

FORM 4 (Continued)   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of Derivative      2. Conver-        3. Trans-      4. Transac-       5. Number of        6. Date Exercisable
    Security (Instr. 3)         sion or           action         tion              Derivative          and Expiration
                                Exercise          Date           Code              Securities          Date
                                Price of          (Month/        (Instr. 8)        Acquired (A)        (Month/Day/Year)
                                Derivative        Day/                             or Disposed
                                Security          Year)                            of (D) (Instr.
                                                                                   3, 4 and 5)
                                                            --------------------------------------------------------------

                                                                                                    Date         Expira-
                                                                                                    Exer-        tion
                                                              Code       V       (A)        (D)     cisable      Date
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

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
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 7. Title and Amount of       8. Price of         9. Number             10. Owner-              11. Nature of
    Underlying Securities        Deriva-             of Deriv-              ship                    Indirect
    (Instr. 3 and 4)             tive                ative                  Form of                 Beneficial
                                 Security            Securities             Deriva-                 Ownership
                                 (Instr. 5)          Benefi-                tive                    (Instr. 4)
                                                     cially                 Security:
                                                     Owned at               Direct
----------------------------                         End of                 (D) Indi-
                Amount                               Month                  rect (I)
               or Num-                               (Instr. 4)             (Instr. 4)
                ber of
   Title        Shares
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

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

Explanation of Resources:






** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


/s/ Lynnette C. Fallon                                      December 17, 1997
----------------------------------------------------        --------------------
**Signature of Reporting Person                             Date
By Lynnette C. Fallon, as Attorney-in-Fact

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